Exhibit 3.2

CERTIFICATE OF ELIMINATION OF
SERIES D PREFERRED STOCK OF
COSI, INC.

Cosi, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.
The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation authorizes the issuance of one million (1,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series D Preferred Stock (the “Series D Preferred Stock”).

2.
On November 12, 2013, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that none of the authorized shares of Series D Preferred Stock are outstanding and none of the shares of Series D Preferred Stock will be issued;

RESOLVED, that the Chairman of the Board, the President and any Vice President of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to prepare a Certificate of Elimination (the “Certificate of Elimination”) in accordance with the provisions of the DGCL and to take such other actions as they may deem necessary or appropriate to carry out the intent and purpose of these resolutions; and

RESOLVED, that the foregoing persons be, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, whereupon all matters with respect to the Series D Preferred Stock shall be eliminated from the Certificate of Incorporation and the shares of the Series D Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation.

3.
Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series D Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed this 12th day of November, 2013.

COSI, INC.
By:	/s/ William E. Koziel
Name: William E. Koziel
Title: Chief Financial Officer, Secretary and Treasurer